EXHIBIT 2.1

MOGULREIT II, INC.

ARTICLES OF INCORPORATION

THIS IS TO CERTIFY THAT:

FIRST:            The undersigned, Sharon A. Kroupa, whose address is 750 East Pratt Street, Suite 900, Baltimore, Maryland 21202, being at least 18 years of age, does hereby form a corporation under the general laws of the State of Maryland.

SECOND:       The name of the corporation (which is hereinafter called the “Corporation”) is:

MogulREIT II, Inc.

THIRD:           The Corporation is formed for the purpose of carrying on any lawful business.

FOURTH:        The address of the principal office of the Corporation in this State is c/o The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.

FIFTH:            The name and address of the resident agent of the Corporation in Maryland are The Corporation Trust Incorporated, 351 West Camden Street, Baltimore, Maryland 21201.  The resident agent is a Maryland corporation.

SIXTH:            The total number of shares of stock which the Corporation has authority to issue is 10,000,000 shares, $0.01 par value per share, all of one class.  The aggregate par value of all authorized shares of stock having a par value is $100,000.00.   The Board of Directors of the Corporation, with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the charter of the Corporation (the “Charter”) from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

SEVENTH:      The Corporation shall have a board of one director unless the number is increased or decreased in accordance with the Bylaws of the Corporation (the “Bylaws”).  However, the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law (the “MGCL”).  The initial director is:

Jilliene Helman

The director may increase or decrease the number of directors and may fill any vacancy, whether resulting from an increase in the number of directors or otherwise.

EIGHTH:       (a)       The Corporation reserves the right to make any amendment of the Charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the Charter, of any shares of outstanding stock.  The rights of all stockholders and the terms of all stock are subject to the provisions of the Charter and the Bylaws.  The Board of Directors of the Corporation shall have the exclusive power to make, alter, amend or repeal the Bylaws.

(b)       The Board of Directors of the Corporation may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable (or without consideration in the case of a stock split or stock dividend), subject to such restrictions or limitations, if any, as may be set forth in the Charter or the Bylaws.

(c)       The Board of Directors of the Corporation may, by articles supplementary, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the stock.  If shares of one class of stock are classified or reclassified into shares of another class of stock pursuant to this Article EIGHTH(c), the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of stock of all classes that the Corporation has authority to issue shall not be more than the total number of shares of stock set forth in the first sentence of Article SIXTH.

(d)       The determination as to any of the following matters, made in good faith by or pursuant to the direction of the Board of Directors of the Corporation, shall be final and conclusive and shall be binding upon the Corporation and every holder of shares of its stock:  the amount of the net income of the Corporation for any period and the amount of assets at any time legally available for the payment of dividends, redemption of its stock or the payment of other distributions on its stock; the amount of paid‑in surplus, net assets, other surplus, annual or other cash flow, net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); any interpretation or resolution of any ambiguity with respect to any provision of the Charter (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any class or series of stock of the Corporation) or of the Bylaws; the number of shares of stock of any class of the Corporation; the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Corporation or of any shares of stock of the Corporation; any matter relating to the acquisition, holding and disposition of any assets by the Corporation; any interpretation of the terms and conditions of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization; or any other matter relating to the business and affairs of the Corporation or required or permitted by applicable law, the Charter or Bylaws or otherwise to be determined by the Board of Directors.

NINTH:            No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.    Holders of shares of stock shall not be entitled to exercise any rights of an objecting stockholder provided for under Title 3, Subtitle 2 of the MGCL or any successor statute unless the Board of Directors of the Corporation, upon the affirmative vote of a majority of the Board of Directors, shall determine that such rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which holders of such shares would otherwise be entitled to exercise such rights.

TENTH:            To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages.  Neither the amendment nor repeal of this Article TENTH, nor the adoption or amendment of any other provision of the Charter or Bylaws inconsistent with this Article TENTH, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ELEVENTH:   The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner, member, manager or trustee of another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in such capacity.  The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation.

IN WITNESS WHEREOF, I have signed these Articles of Incorporation and acknowledge the same to be my act on this 13th day of January, 2017.

/s/ Sharon A. Kroupa
Sharon A. Kroupa